PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 74 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                              Dated May 4, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2003

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as practicable following the Original Issue Date.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              GBP 125,000,000

Maturity Date:                 May 15, 2003

Settlement and Original
    Issue Date:                May 15, 2000

Interest Accrual Date:         May 15, 2000

Issue Price:                   99.865%

Specified Currency:            UK Sterling

Redemption Percentage
    at Maturity:               100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Index Currency:                UK Sterling

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the original
                               issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
Percentage Reduction:          N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each February 15, May 15,
                               August 15 and November 15,
                               commencing August 15, 2000;
                               provided that if any such day
                               (except the maturity date) is not a
                               business day, that interest payment
                               date will be the next succeeding
                               day that is a business day, unless
                               that succeeding business day would
                               fall in the next calendar month, in
                               which case such interest payment
                               date will be the immediately
                               preceding business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  New York and London

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 GBP 10,000

Common Code:                   11138497

ISIN:                          XSO111384979

Other Provisions:              N/A

                               (continued on next page)


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER

Barclays Capital                                  Commerzbank Aktiengesellschaft
HSBC

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Plan of Distribution:

     On May 4, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.715%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.865% less a selling concession of 0.05% and a combined management and underwriting commission of 0.10% of the principal amount of these notes.

                                                             Principal Amount of
                    Name                                            Notes
                    ----                                     -------------------
Morgan Stanley & Co. International Limited.................    GBP 117,500,000
Barclays Bank PLC..........................................          2,500,000
Commerzbank Aktiengesellschaft.............................          2,500,000
HSBC Bank PLC..............................................          2,500,000

Total......................................................    GBP  125,000,000
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